UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
PELOTON INTERACTIVE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Peloton Interactive, Inc.
Supplement to Proxy Statement dated October 22, 2024
For the Annual Meeting of Stockholders
To be Held on December 3, 2024

This proxy statement supplement, dated October 31, 2024 (the “Supplement”), provides updated information with respect to the 2024 Annual Meeting of Stockholders of Peloton Interactive, Inc. (the “Company”) to be held on December 3, 2024 (the “Annual Meeting”).

On or about October 22, 2024, the Company commenced mailing to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), through which the Company is providing to its stockholders access to its proxy materials, including the Notice of the Annual Meeting and the Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”). This Supplement replaces and supersedes any inconsistent information set forth in the Proxy Statement.

CEO Appointment

On October 31, 2024, the Company announced that Peter Stern has been appointed as Chief Executive Officer (“CEO”) and President of the Company, effective as of January 1, 2025. The Company expects to appoint Mr. Stern to the board of directors of the Company.
Mr. Stern has served as President of Ford Integrated Services at the Ford Motor Company (“Ford”) since August 2023. At Ford, Mr. Stern has been responsible for a portfolio of subscription services that includes BlueCruise, Pro Intelligence, connectivity and security, and leads the company’s digital product team. From September 2016 until January 2023, Mr. Stern served as Vice President of Services at Apple Inc. (“Apple”), where he managed the businesses of Apple TV+ and Sports, iCloud, Apple News, Apple Books, Apple Arcade, Apple Fitness+ and Apple One. Additionally, Mr. Stern led marketing for all Apple services, including the App Store, Apple Card, Apple Pay, Apple Music, Apple Podcasts and Apple Maps. He also oversaw Apple’s advertising businesses during a period of rapid growth. Before joining Apple in 2016, Mr. Stern was Executive Vice President and Chief Product, People and Strategy Officer at Time Warner Cable. Prior to that, he was an Associate Principal at McKinsey & Co.

As described in greater detail in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2024 (the “Form 8-K”), the Company and Mr. Stern have entered into an employment offer letter, which describes, among other things, Mr. Stern’s compensation arrangements.

Interim Co-CEO Transition

Effective November 1, 2024, Karen Boone will serve as the sole Interim CEO and Interim President through December 31, 2024. Chris Bruzzo will step down as Interim co-CEO and Interim co-President on November 1, 2024. Both Mr. Bruzzo and Ms. Boone will continue to serve as directors. As described in greater detail in the Form 8-K, in connection with Ms. Boone’s service as the sole Interim CEO and Interim President, Ms. Boone will receive (i) a monthly base salary of $200,000 and (ii) an award of restricted stock units with a value equal to $450,000, which will vest in equal installments on November 30, 2024 and December 31, 2024.